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Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini	Lucy Dunn
	Chief Executive Officer	Executive Vice President
	California Coastal Communities, Inc.	Hearthside Homes, Inc.
	(949) 250-7781	(949) 250-7703

CALC Reports That County of Orange Approves
Plan for Bolsa Chica Development

        IRVINE, California, May 9, 2002—California Coastal Communities, Inc. (NASDAQ: CALC) reported that on May 8, 2002, Orange County's Planning Commission unanimously approved the Company's site plan for development of 379 single-family detached homes on the 105-acre upper bench of the Bolsa Chica Mesa.

        The new community known as "Brightwater" is proposed to be built on only 77 acres, with the remaining 28 acres dedicated to open space, public trails, and conservation of the existing eucalyptus grove, which has been designated as an environmentally sensitive habitat area. In addition, the Company will also dedicate 49 acres on the Huntington Mesa to the County to complete the 106-acre Harriett Wieder Regional Park.

        The Company's Chief Executive Officer, Raymond J. Pacini, commented "We are pleased that the County has once again approved a reasonable development plan for our property. This plan will offer a broad mix of home choices, ranging in size from 1,560 to 4,450 square feet, at presently estimated prices ranging from $400,000 to over $1 million. With Bolsa Chica's prime location overlooking the Pacific Ocean and nearby wetlands, combined with the shortage of supply in Southern California, we currently expect very strong demand for these homes."

        The plan remains subject to Coastal Commission approval and may be subject to further administrative or litigation delays. The Company currently expects to present this plan to the Coastal Commission later this year or early next year.

        The Company is a residential land development and homebuilding company operating in Southern California. The Company's principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, along with an additional 142 acres at Bolsa Chica. Hearthside Homes is currently building 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA and two projects in Riverside County, CA at the master-planned communities of Providence Ranch (83 homes) and Victoria Grove (84 homes).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        The foregoing information contains forward-looking statements that relate to future events or the Company's future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, the timing and outcomes of litigation, statements about the Company's plans, objectives, goals, expectations and intentions with respect to the continued development of Bolsa Chica, including the presently expected price range and the level of demand for any houses built there, and other statements contained herein that are not historical facts.

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CALC Reports That County of Orange Approves Plan for Bolsa Chica Development
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995